Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

CHEMOMAB THERAPEUTICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Units consisting of (i) either one American Depositary Share or one Pre-Funded Warrant to purchase one American Depositary Share and (ii) one Warrant to Purchase one American Depositary Share (2)(3)	(1)	$11,500,000.00	$.0001102	$1,267.30

Fees to be Paid	Equity	American Depositary Shares issuable upon exercise of Pre-Funded Warrants and Warrants (2)	(1)	$11,500,000.00	$.0001102	$1,267.30

Total Offering Amounts				$23,000,000.00		$2,534.60
Total Fees Previously Paid						$3,306.00
Total Fee Offsets						-
Net Fee Due						$0.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Each ADS represents twenty (20) ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-229522).

(3)	Calculated in accordance with Rule 457(g) under the Securities Act, because the ADSs of the registrant underlying the warrants are registered hereby.